UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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RAYMOND JAMES FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 18, 2010

To the Shareholders of Raymond James Financial, Inc.:

The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 18, 2010 at 4:30 p.m. for the following purposes:

1.	To elect ten nominees to our Board of Directors.

2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.

3.	To re-approve the Senior Management Incentive Plan for our executive officers.

Shareholders of record as of the close of business on December 11, 2009 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

By order of the Board of Directors,
/s/ PAUL L. MATECKI
Paul L. Matecki, Secretary

December 31, 2009

YOUR VOTE IS IMPORTANT TO US, since brokers can no longer vote on your behalf for the election of directors without your instructions.  If you do not expect to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be held on February 18, 2010

The proxy statement, proxy card and 2009 annual report to shareholders are available at
www.RaymondJames.com under “About Our Company — Investor Relations — Shareholders’ Meeting”

The annual meeting of shareholders of Raymond James Financial, Inc. will be held on February 18, 2010 at 4:30 p.m. at our offices at 880 Carillon Parkway, St. Petersburg, Florida.

The matters intended to be acted upon are:

1.	To elect ten nominees to our Board of Directors.

2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.

3.	To re-approve the Senior Management Incentive Plan for our executive officers.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, for the appointment of KPMG LLP and for re-approval of the plan.

The following proxy materials are being made available at the website location specified above.

1.	The proxy statement for the 2010 annual meeting of shareholders;

2.	The 2009 annual report to shareholders;

3.	The form of proxy card being distributed to shareholders in connection with the 2010 annual meeting of shareholders.

Control/identification numbers are contained in the proxy materials accompanying this notice.

To obtain directions to attend the annual meeting and vote in person, contact the Corporate Secretary at (727) 567-5185.

If the form of proxy is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

ii

TABLE OF CONTENTS

Page
Proxy Statement	1
Shareholders Sharing the Same Last Name and Address	1
Electronic Access to Corporate Governance Documents	2
Electronic Access to Proxy Materials and Annual Report; Internet Voting	2
Shareholders Entitled to Vote and Principal Shareholders	2
Proposal 1: Election of Directors	4
Information Regarding Board and Committee Structure	7
Director Compensation	8
Director Compensation for Fiscal Year Ended September 30, 2009	8
Section 16(a) Beneficial Ownership Reporting Compliance	9
Report of the Audit Committee of the Board of Directors	9
Compensation Discussion and Analysis	11
Fiscal 2009 Bonus Formulas for Named Executive Officers	16
Fiscal 2010 Bonus Formulas for Certain Executive Officers	17
Summary Compensation Table	18
Grants of Plan Based Awards for Fiscal Year Ended September 30, 2009	19
Outstanding Equity Awards at Fiscal Year Ended September 30, 2009	20
Option Exercises and Stock Awards Vested for Fiscal Year Ended September 30, 2009	21
Nonqualified Deferred Compensation	21
Transactions with Related Persons	22
Equity Compensation Plan Information	25
Proposal 2: To Ratify the Appointment by the Audit Committee of our Board of Directors of KPMG LLP as our Independent Registered Public Accounting Firm	26
Fees Paid to Independent Registered Public Accounting Firm	26
Proposal 3: To Re-approve the Senior Management Incentive Plan for our Executive Officers	27
Shareholder Proposals and Other Matters	28
Appendix A: Text of the Senior Management Incentive Plan	A-1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (“we,” “our,” “us” or sometimes the “Company”) for the Annual Meeting of Shareholders to be held on February 18, 2010 at 4:30 p.m., or any adjournment thereof. These proxy materials are expected to be mailed out on or about January 13, 2010, to all shareholders entitled to vote at the meeting.

If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Annual Meeting by submitting a later dated proxy to our Corporate Secretary, or delivering a written notice of revocation to our Corporate Secretary, at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, Florida, 33716. If you hold shares through a bank, broker or other holder of record, you must contact that entity to revoke any prior voting instructions.

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter. The ten nominees for election as directors who receive the most votes “for” election will be elected. Ratification of the appointment of our independent registered public accounting firm and approval of Proposal 3 or other business that may properly come before the meeting will each require that the votes cast favoring the action exceed the votes cast opposing the action.

For election of directors, withheld votes, abstentions and broker non-votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the shareholders have approved matters other than the election of directors, withheld votes, abstentions and broker non-votes do not have the same effect as a negative vote. Shares represented at the Annual Meeting in person or by proxy are counted for quorum purposes, even if they are not voted on any matter. Please note that banks and brokers that have not received voting instructions from their customers may vote their customers’ shares on the ratification of KPMG LLP as our independent registered public accounting firm, but not on the election of directors and Proposal 3.

A copy of our annual report is being furnished to each shareholder together with this proxy statement. All proxy solicitation costs will be paid by us.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that certain banks and brokerage firms sent to certain shareholders, shareholders who share the same last name and address are receiving only one copy of our annual report and proxy statement, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a household mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please contact the Corporate Secretary at (727) 567-5185 or write to him care of Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have accounts containing Raymond James Financial stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives and help preserve our natural resources, you may want to take advantage of our electronic access program. See “Electronic Access to Proxy Materials and Annual Report; Internet Voting”.

ELECTRONIC ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

We also make available on our Internet site at http://www.raymondjames.com under “About Our Company — Investor Relations — Corporate Governance” a number of our corporate governance documents. These include: the Corporate Governance Principles, the charters of the Audit Committee and the Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) of the Board of Directors, the Senior Financial Officers’ Code of Ethics and the Codes of Ethics for Employees and the Board of Directors. Printed copies of these documents will be furnished to any shareholder who requests them. Contact the Corporate Secretary at 727-567-5185. The information on our Internet site is not incorporated by reference into this proxy statement.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT; INTERNET VOTING

This notice of Annual Meeting and proxy statement and the 2009 annual report are available on our Internet site. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports electronically in lieu of receiving copies and how to vote your shares over the Internet. Opting to access your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

Most shareholders of record have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on December 11, 2009 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 11, 2009, there were 123,935,231 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

The following table sets forth, as of December 11, 2009, information regarding the beneficial ownership of our common stock by each person known by us to own beneficially more than 5% of the shares of our common stock, each director, our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (those five executive officers are listed in the “Summary Compensation Table” and are collectively referred to as the “Named Executive Officers”), and all directors and executive officers as a group.

Name	Beneficially Owned Shares		Percent of Class
Earnest Partners LLC	7,395,828	(1)	5.97%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309
Robert A. James Irrevocable Trust	7,566,030		6.1%
880 Carillon Parkway
St. Petersburg, FL 33716
Thomas A. James, Chairman, CEO, Director	22,542,119	(2) (3)	18.19%
Shelley G. Broader, Director	1,000		*
Francis S. Godbold, Vice Chairman, Director	480,412	(2)	*
H. William Habermeyer, Jr., Director	8,050	(4)	*
Chet Helck, COO, Director	257,783	(2) (5)	*
Jeffrey P. Julien, CFO, Executive Vice President	77,235	(2) (6)	*
Paul C. Reilly, President, Director	253,250	(7)	*
Richard K. Riess, Executive Vice President	46,000	(2) (8)	*
Robert P. Saltzman, Director	1,000		*
Van C. Sayler, Senior Vice President of RJA	134,934	(2) (9)	*
Kenneth A. Shields, Director	59,070	(10)	*
Hardwick Simmons, Director	37,906	(11)	*
Susan N. Story, Director	1,000		*
All Executive Officers and Directors as a Group (24 persons)	24,892,447	(2) (12)	20.09%

*	Less than one percent.

(1)	Based on information contained in Form 13F-HR filed with the Securities and Exchange Commission (“SEC”) on November 13, 2009. Earnest Partners LLC is the beneficial owner of these shares of common stock held in accounts managed for clients.

(2)	Includes shares credited to Employee Stock Ownership Plan accounts.

(3)	Includes 315,893 shares owned by The Robert A. James and Helen W. James’ Annuity Trust, of which Thomas A. James is a remainder beneficiary and for which Thomas A. James serves as trustee. Includes shares held by two trusts, of which he is not a beneficiary: 7,566,030 shares owned by the Robert A. James Irrevocable Trust and 155,660 shares owned by the James’ Grandchildren’s Trust, for both of which Thomas A. James serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts.

(4)	Includes 4,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009.

(5)	Includes 7,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009 and 221,175 shares of common stock held in a margin account.

(6)	Includes 7,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009 and 35,686 shares of common stock held in a margin account.

(7)	Includes 2,250 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009.

(8)	Includes 7,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009.

(9)	Includes 7,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009 and 48,987 shares of common stock held in a margin account.

(10)	Includes 12,000 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009 and 47,070 exchangeable shares that were issued January 2, 2001 in connection with the acquisition of Goepel McDermid, Inc. The exchangeable shares are exchangeable into shares of our common stock on a one-for-one basis and were held in a margin account as of December 11, 2009 and subsequently transferred to a cash account.

(11)	Includes 4,500 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009.

(12)	Includes 113,641 outstanding stock options that are exercisable as of or within 60 days from December 11, 2009 and 47,070 exchangeable shares that are exchangeable as of December 11, 2009. This number of beneficially owned shares also includes 696,169 shares of common stock and 47,070 exchangeable shares held in margin accounts as of December 11, 2009.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors presently consists of six independent directors and four affiliated directors. All of the current members of the Board of Directors have been proposed for re-election by the CGN&C Committee of the Board of Directors.

The ten directors to be elected are to hold office until the Annual Meeting of Shareholders in 2011 and until their respective successors shall have been elected. All of the nominees were elected by the shareholders on February 19, 2009, to serve as our directors until the Annual Meeting of Shareholders in 2010.

It is intended that proxies received will be voted to elect the nominees named below. Should any nominee decline or be unable to accept such nomination to serve as a director due to events which are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Shelley G. Broader*	45
Former President and Chief Operating Officer, Michaels Stores, Inc. from 2008 to 2009. President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. (doing business as Sweetbay Supermarket) from 2006 to 2008. President and Chief Operating Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Trustee, St. Leo University. Member of the Audit Committee.
			2008
Francis S. Godbold	66	Vice Chairman of Raymond James Financial, Inc. (“RJF”). Director and Officer of various affiliated entities.	1977

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
H. William Habermeyer, Jr.*	67	Director, Southern Company since 2007. Director, Biltmore Farms, LLC since 2007. Director, USEC, Inc. since 2008. Former President and CEO, Progress Energy Florida from 2000 to 2006. Vice President, Carolina Power & Light from 1993 to 2000. U.S. Navy from 1964 to 1992 — retired a Rear Admiral. Member of the Audit Committee.	2003
Chet Helck	57	Chief Operating Officer of RJF since 2002. President of RJF from 2002 to April 2009. Executive Vice President of Raymond James Financial Services, Inc. (“RJFS”), our wholly owned subsidiary, from 1999 to 2002. Senior Vice President, RJFS from 1997 to 1999. Director of RJFS, Raymond James & Associates, Inc. (“RJA”) and Raymond James Ltd. (“RJ Ltd.”), our wholly owned Canadian subsidiary (formerly Goepel McDermid Inc., a Canadian brokerage firm). Director, Securities Industry and Financial Markets Association (formerly Securities Industry Association).	2003
Thomas A. James	67	Chairman of the Board and Chief Executive Officer of RJF. Director and Officer of various affiliated entities. Former Chairman of Florida Council of 100. Former Chairman of the Financial Services Roundtable and the Securities Industry and Financial Markets Association (formerly Securities Industry Association).	1963
Paul C. Reilly	55	President of RJF since May 1, 2009. Former Executive Chairman, Korn Ferry International from July 1, 2007 to April 30, 2009. Chairman and Chief Executive Officer, Korn Ferry International from 2001 to 2007. Chief Executive Officer, KPMG International from 1998 to 2001. Prior to being named to that position, Vice Chairman, Financial Services of KPMG LLP, the United States member firm of KPMG International.	2006
Robert P. Saltzman*	67	From 1994 to 2001, President and Chief Executive Officer of Jackson National Life Insurance Co. A Director of WNC First Corporation since November 2004, a property and casualty insurance underwriter. A Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange (“NYSE”) listed company, from 1996 until its acquisition in March 2001. Life Trustee of Northwestern University. Chair of the CGN&C Committee.	2007

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Kenneth A. Shields*	61	Chairman and Chief Executive Officer of Conifex, Inc., a Canadian forest products company, since June 2007. Former Non-executive Chairman of RJ Ltd. from 2006 to May 15, 2009. Chairman and Chief Executive Officer of RJ Ltd. and its predecessor company from 1996 to January 31, 2006. Former Chairman of the Investment Dealers Association of Canada. Lead Director and Deputy Chairman, Mercer International Inc.	2001
Hardwick Simmons*	69	Director, Lions Gate Entertainment Corp. since 2005. Former Director of Geneva Acquisition Corp. from 2007 to 2009. Former Chairman and CEO of the NASDAQ Stock Market from 2001 to 2003. President and CEO of Prudential Securities from 1990 to 2001. President, Shearson Lehman Brothers — Private Client Group, from 1983 to 1990. Former Chairman of the Securities Industry and Financial Markets Association (formerly Securities Industry Association). Former Director of the NASD. Lead Director, Chair of the Audit Committee and Member of the CGN&C Committee.	2003
Susan N. Story*	49	President and Chief Executive Officer, Gulf Power Company, since 2003. Executive Vice President, Southern Company Services, Inc., 2001 to 2003. Senior Vice President, Southern Power Company, 2002 to 2003. Chair, Florida Chamber of Commerce. Chairman of the Board, Gulf Power Company. Vice Chair, Florida Council of 100. Immediate former Vice Chair, Enterprise Florida. Director, Association of Edison Illuminating Companies, James Madison Institute, and Southeastern Electric Exchange. Member, Board of Advisors, H. Lee Moffitt Cancer Center & Research Institute. Member of the CGN&C Committee.	2008

*	Determined to be independent directors under NYSE standards; see “Information Regarding Board and Committee Structure” below.

(1)	Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

The Board of Directors held four regular and five special telephonic meetings during fiscal 2009. All directors attended at least 75% of the meetings held during the fiscal year.

The current standing Committees of the Board of Directors are the CGN&C Committee, the Audit Committee and the Stock Repurchase Committee. The CGN&C Committee met five times during the fiscal year. All CGN&C Committee members attended at least 75% of the meetings held during the fiscal year. The Audit Committee met ten times during the fiscal year. Each member of this Committee participated in at least 75% of the meetings held during the fiscal year. The Stock Repurchase Committee did not meet during fiscal 2009. That Committee has authority from the Board of Directors to approve certain purchases of our stock from time to time and consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman. The activities of the CGN&C Committee and the Audit Committee are set out in their reports below.

In connection with our shelf registration statement filed with the SEC in May 2009, the Board of Directors created a special committee to approve the terms of securities offered thereunder. The members of that committee included Thomas A. James, Hardwick Simmons and Francis A. Godbold with Paul C. Reilly and Chet Helck as alternate members. That committee met once to approve the terms of our Senior Notes issued in August 2009.

The CGN&C Committee is comprised of three independent directors as determined under NYSE rules. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors in November 2009. This Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience. Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of our business based on their own business experience.

This Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.

This Committee has also determined that the directors identified as independent directors have no material relationship with us that would impair their independence. In that connection, the Committee considered that we purchase our electric power needs for our headquarters from Progress Energy Florida, of which William Habermeyer, Jr. was President and CEO until June 1, 2006, and determined that the nature of this business relationship did not constitute any impairment of independence. It also considered that RJA purchases electricity for several of our sales offices from Gulf Power Company, of which Susan N. Story is President and CEO, and from Georgia Power Company, an affiliate of Gulf Power Company, and determined that the nature of this business relationship did not constitute any impairment of independence.

Mr. Hardwick Simmons is our Lead Director. As such, he presides at the regular executive sessions of the independent directors. Shareholders and other interested parties may communicate with our directors, including Mr. Simmons, or any of the individual independent directors, by writing to them at our headquarters, or by contact through our website. Communications addressed to the Board of Directors will be reviewed by our Corporate Secretary and directed to them for their consideration, if appropriate.

It is our policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders on February 19, 2009, all of our directors at that date were present.

DIRECTOR COMPENSATION

Independent directors receive a $25,000 annual retainer, a $5,000 attendance fee for each regular meeting, $500 for each telephonic meeting and a $1,000 attendance fee for Committee service. The Lead Director and the Audit Committee Chair each receive an additional $7,500 as part of their annual retainer, and the Chair of the CGN&C Committee receives an additional $4,000 as part of his annual retainer. Management directors do not receive any additional compensation for service as directors.

There is a non-qualified stock option plan for our outside directors covering 854,298 shares of our common stock. These options, 70,000 of which were outstanding at September 30, 2009, are exercisable at prices ranging from $15.91 to $31.82 at various times through February 2014. Outside directors are currently granted 2,500 options each per year.

The table below sets forth the total compensation, and the components thereof, of our directors who are not our Named Executive Officers.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED SEPTEMBER 30, 2009

Name	Fees Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Shelley G. Broader (2)	$54,000	—	$8,109	—	—	—	$62,109
Francis S. Godbold (3)	—	—	—	—	—	—	—
H. William Habermeyer, Jr. (4)	$53,500	—	$18,542	—	—	—	$72,042
Paul C. Reilly (5)	$28,500	—	$11,137	—	—	—	$39,637
Robert P. Saltzman (6)	$55,500	—	$8,109	—	—	—	$63,609
Kenneth A. Shields (7)	$47,500	—	$25,227	—	—	$15,888	$88,615
Hardwick Simmons (8)	$57,500	—	$18,542	—	—	—	$76,042
Susan N. Story (9)	$51,500	—	$8,109	—	—	—	$59,609

(1)	The amounts shown in the Option Awards column represent the expense we recognized for financial statement reporting purposes in fiscal year 2009 for the fair value of equity awards granted to our directors who are not Named Executive Officers in fiscal year 2009 and prior years, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), excluding the impact of estimated forfeitures. The grant date fair value of the equity awards granted to each of the directors in fiscal year 2009 under SFAS 123(R) was $14,182. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 19 of our financial statements in our Form 10-K for the year ended September 30, 2009.

(2)	As of September 30, 2009, Ms. Broader held outstanding options to purchase 5,000 shares of our common stock.

(3)	Mr. Godbold is an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director.

(4)	As of September 30, 2009, Mr. Habermeyer held outstanding options to purchase 12,000 shares of our common stock.

(5)	Effective as of May 1, 2009, Mr. Reilly became an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director. Compensation presented does not include any compensation earned as an employee.

(6)	As of September 30, 2009, Mr. Saltzman held outstanding options to purchase 5,000 shares of our common stock.

(7)	As of September 30, 2009, Mr. Shields held outstanding options to purchase 17,500 shares of our common stock. Mr. Shields was paid a retainer in the amount of CDN$18,750 for his services as Non-Executive Chairman of RJ Ltd., which was terminated on May 15, 2009 (included in All Other Compensation above).

(8)	As of September 30, 2009, Mr. Simmons held outstanding options to purchase 12,000 shares of our common stock.

(9)	As of September 30, 2009, Ms. Story held outstanding options to purchase 5,000 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Thomas A. James filed a late Form 4 reflecting (1) the transfer of beneficial ownership of 158,460 shares held under the James’ Grandchildren’s Trust U/A DTD February 8, 1983 from Raymond James Trust, National Association, as trustee, to Thomas A. James, as successor trustee, and (2) the sale of 2,800 shares held by that Trust. Van Sayler, an executive officer, filed a late Form 4 reflecting the sale of eight shares indirectly held by Mr. Sayler’s spouse through her membership in an investment club.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors consists of Hardwick Simmons (Chair), H. William Habermeyer and Shelley G. Broader. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors on November 27, 2007. The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, risk management and our procedures for establishing compliance with legal and regulatory requirements.

The Charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and must approve in advance any work to be performed by the independent registered public accounting firm. The Audit Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm.

In addition to four regularly scheduled meetings during the course of the fiscal year, members of the Audit Committee held six telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly financial results prior to release to the public.

Members of the Audit Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2009. The consolidated financial statements for fiscal 2009 are contained in our annual report on Form 10-K. In addition, the Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP the critical accounting policies and practices followed by us and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal 2009 for filing with the SEC. The Board of Directors approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

The Board of Directors has determined that each of the members of the Audit Committee qualifies as an Audit Committee Financial Expert and as independent as determined under NYSE rules.

Hardwick Simmons, Chair
H. William Habermeyer, Jr.
Shelley G. Broader

December 17, 2009

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The CGN&C Committee of our Board of Directors reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for all members of our Operating Committee, which includes all but three of our executive officers and all of our Named Executive Officers. The CGN&C Committee consists of Robert P. Saltzman (Chair), Hardwick Simmons and Susan N. Story. Our Board of Directors normally approves all grants of options and restricted stock, based upon the recommendations of the CGN&C Committee, except for grants made for recruiting and retention awards, which prior to November 24, 2009 could be made by Operating Committee members, the Chief Operating and Chief Executive Officers and the CGN&C Committee, if they were within specified limits. Our Chief Executive Officer makes recommendations to the CGN&C Committee concerning the compensation of Operating Committee members. The Chief Financial Officer makes recommendations to the CGN&C Committee concerning the compensation of directors. We do not engage compensation consultants in connection with executive or director compensation. However, the CGN&C Committee does use comparative compensation surveys from McLagan and information from public company disclosures.

The CGN&C Committee’s goal is to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and those of our shareholders. In doing so, individual performance, the compensation of executives of similar firms and our financial results are considered. The CGN&C Committee was provided executive compensation disclosures from the proxy statements of several publicly traded securities firms as well as the surveys described above for comparative information to use in its decision making process. We do not formally benchmark the compensation of our executive officers against those companies.

Our objectives are met through a compensation package which includes four major components — base salary, annual bonus (including restricted stock), stock option awards and retirement plan contributions.

Base Salary and Annual Bonus

For our executive officers, the cash and restricted stock compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. Salaries are reviewed and adjusted in December of each year, consistent with other exempt employees. Typically, executive officer salaries are increased by an amount within a percentage range that is also applicable to our other employees. Promotions or cases of expanded responsibility are exceptions to this policy.

The CGN&C Committee discusses and takes into account the recommendations of Mr. James, our Chief Executive Officer and largest shareholder, with respect to the base salaries of the Named Executive Officers, other than himself. Mr. James has historically recommended base salary increases by an amount that approximates a percentage range that is also applicable to our overall employee population, except for situations involving promotions and/or expanded responsibility. Mr. James typically has the benefit of industry based compensation surveys when making his recommendations.

Salaries of the Named Executive Officers, like those of most other management employees, were not increased for calendar year 2009. This action was taken as a result of the impact of the downturn in the financial markets on our clients and shareholders, as well as to preserve liquidity in the face of the then unfavorable business outlook.

The bonus formulas for the Named Executive Officers for fiscal 2009 were previously published in our 2009 proxy statement and are republished at page 16 in this proxy statement. All of those formulas are based upon contributions to our pre-tax profits, or those of a subsidiary or department. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the “bottom line” and it aligns our total compensation structure with profitability, which is advantageous to the firm given the cyclical nature of the securities industry.

Since fiscal 2006, the CGN&C Committee has determined to give some emphasis to our overall performance in determining bonus payments for some executive officers. Accordingly, the CGN&C Committee established a bonus pool equal to .75% of our total pre-tax profit (the “Company Performance Bonus Pool”). For fiscal 2009, the Company Performance Bonus Pool was allocated equally among the Operating Committee members participating in that pool, i.e., Messrs. Helck, Averitt, Riess, Sayler, Trocin and Zank, consistent with the policy adopted by the CGN&C Committee for fiscal 2007 and beyond that was disclosed in our 2007 proxy statement. Since fiscal 2008, up to 50% of the amount generated by each bonus formula could be withheld based on the subjective performance evaluation by the Chief Executive Officer and the CGN&C Committee.

In early November 2009, the CGN&C Committee reviewed the results generated by bonus formulas for fiscal 2009. In early December 2009, Mr. James made recommendations to the CGN&C Committee for the annual bonuses to be awarded to each Named Executive Officer other than himself, based on his assessment of their performance against individual goals he had set. The CGN&C Committee approved those recommendations.

Up to 50% of the annual bonus pool (i.e., the amount generated by an officer’s bonus formula) is awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s subjective evaluation of achievement of performance objectives set by him for the other Named Executive Officers. In the case of Mr. Helck, those objectives included maintaining recruiting momentum at RJFS; conducting rigorous expense control and limiting capital expenditures; assisting the new chief executive officer of RJ Ltd. in assuming control and coordinating its efforts with other parts of our firm; and, fostering the use of financial planning techniques by financial advisors. Mr. Helck’s bonus was 88.8% of the amount generated by his fiscal 2009 bonus formula. In the case of Mr. Riess, those objectives included a continuing focus on expense control; capitalizing on sales opportunities in light of the performance of Eagle Asset Management; providing sales support to the retail segment; and, maintaining performance of asset management products. Mr. Riess’ bonus was 98% of the amount generated by his fiscal 2009 bonus formula. In the case of Mr. Sayler, those objectives included developing a profitable depository institutions business; employing best available tools and personnel to manage risk; developing a highly productive regional firm institutional fixed income sales force; and, providing superior support to the Private Client Group financial advisors through outstanding service, accommodative inventories and high quality systems. Mr. Sayler’s bonus was 89.6% of the amount generated by his fiscal 2009 bonus formula. In the case of Mr. Julien, those objectives included insuring availability of adequate capital, maximizing equity analyst coverage; monitoring reserve levels and recommending appropriate changes at RJ Bank; and, providing high quality financial reporting to the investment community. Mr. Julien’s bonus was 95% of the amount generated by his fiscal 2009 bonus formula.

In each case, the amount of the bonus awarded to each of the Named Executive Officers and all other members of the Operating Committee having bonus formulas, except for Mr. Dennis Zank, was less than the amount generated by the applicable bonus formula. Mr. Zank, President of RJA, received, with the CGN&C Committee’s approval, a discretionary bonus of $331,000 in excess of the amount generated by his fiscal 2009 bonus formula. The CGN&C Committee has also approved the bonus formulas for fiscal 2010. The fiscal 2010 bonus formulas for the executive officers most likely to be Named Executive Officers in the 2011 proxy statement are set forth in a table below entitled “Fiscal 2010 Bonus Formulas for Certain Executive Officers (as Approved by the CGN&C Committee)”.

We issue restricted shares of our stock to employees of our United States operations in lieu of cash for up to 20% of bonus amounts in excess of $250,000. For fiscal year 2009 bonuses, the number of restricted shares issued to members of our Operating Committee was determined based upon the market value at the date of grant and the number of restricted shares issued to other employees was determined using a 10% discount from the market value at the date of grant. The restricted shares vest after three years. Thus, a portion of annual bonus awards have a retention element.

Stock Options

The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock, to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time, stock options may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job responsibilities warrants. It is our policy to maintain the number of outstanding options at less than ten percent of our outstanding shares. As members of our Operating Committee, all of the Named Executive Officers except Mr. James are granted an equal number of options every two years. During the past five years, the number of shares subject to outstanding options has represented between 4.8% and 7.2% of our outstanding shares. We first determine how many options to grant to department heads and other key employees in total. The number of options that could be granted without all outstanding options exceeding 7% of outstanding shares is then calculated. The number of options granted to those employees in November 2007, in the aggregate was based on that limiting calculation. That total number was allocated among all grantees based upon responsibility and compensation levels. The Operating Committee grantees are awarded the highest number of options among all grantees. The award of options is intended to be a retention and shareholder alignment device rather than a major component of compensation. There is no direct relationship between the number of options granted and the amount of annual bonuses.

No Backdating or Spring Loading. We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Our general practice is to have grants of options reviewed and recommended by the CGN&C Committee and approved by the Board of Directors, except for grants to new hires and retention grants which until November 24, 2009, could be made by Operating Committee members, the Chief Operating and Chief Executive Officers and the CGN&C Committee in accordance with limits specified by the Board. Such new hire or retention grants were reported to the Board at its next meeting. Fair market value is determined by the closing price on the grant date.

Retirement Plans

The fourth component of the compensation package is our contributions to various retirement plans, which are based on compensation levels and years of service. We maintain three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon our overall profits. Since inception of the 401(k) plan in 1987, we have matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. The plan currently provides for us to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to employees who meet the length of service and minimum hours worked requirements specified in the plans. We also maintain a non-qualified long term incentive plan for highly compensated employees, including executive officers. Eligibility is restricted to those who meet certain compensation levels set by the CGN&C Committee. The vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan are also dependent upon our earnings.

In addition, we have an employee stock purchase plan which allows employees to purchase shares of our common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations, including a one-year holding period.

Compensation of the Chief Executive Officer

Mr. James’ base salary for calendar 2009 was $325,542, and was not increased from 2008 consistent with the treatment accorded other employees for the reasons set forth above under “Base Salary and Bonus”.

In determining the bonus paid to Mr. James for fiscal 2009, the CGN&C Committee began with the recognition that it had approved bonuses for other Named Executive Officers that ranged from 89% to 98% of the amounts generated by their bonus formulas. The CGN&C Committee considered that we remained profitable, albeit at a lower level, in a year which continued to be difficult for financial firms in the aftermath of the demise of Bear Stearns and Lehman Brothers. It was also cognizant of the bonuses received by chief executive officers of other financial services firms. The CGN&C Committee also reviewed Mr. James’ accomplishments against his personal objectives, which included identifying a successor as chief executive officer, commencing the process of succession, reducing expenses and capital expenditures and raising $300 million of fixed rate debt capital. Considering all those factors, the CGN&C proposed a bonus of $2,250,000, 90% of the amount generated by his bonus formula. However, the CGN&C Committee followed Mr. James’ request to be at the forefront in sharing the financial pain experienced by both shareholders and many employees as a result of the diminished results of fiscal 2009. As a consequence, Mr. James was awarded a bonus of $1,925,000, 77% of the amount generated by his bonus formula.

Stock Ownership Guidelines

We grant stock-based compensation in order to align the interests of our employees with those of our shareholders. With the exception of accelerated vesting for death or disability, Company-issued options and restricted stock are not transferable. Members of our Operating Committee are expected to acquire and hold at least 10,000 shares of our stock within two years of becoming an Operating Committee member. They are also expected to retain for three years 25% of the shares of common stock acquired through the exercise of options or vesting of restricted stock.

Derivatives Trading. Our policy permits executive officers to implement only the following strategies with listed options on our stock: sales of covered calls against our stock held free and clear in street name and put writing. They are not permitted to purchase puts on our stock.

Benefits

As salaried, U.S. based employees, the Named Executive Officers participate in health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We provide minimal perquisites to our directors and Named Executive Officers, primarily spousal travel expenses in conjunction with the long range planning Board meeting and sales meetings.

Separation and Change in Control Arrangements

None of the Named Executive Officers is a party to a separation or change in control agreement with us.

Section 162(m)

None of the salaries of the Named Executive Officers exceed $1 million. We believe that the annual bonuses and stock options awarded to the Named Executive Officers constitute performance-based compensation and are deductible for U.S. federal income tax purposes.

Return of Executive Compensation by an Executive

We do not have a policy regarding adjustment or recovery of awards/payments if financial results used in performance measures are restated or adjusted such that the award would have been reduced.

CGN&C Committee Report

The CGN&C Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the our management. Based on the review and discussions, the CGN&C Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Corporate Governance, Nominating
and Compensation Committee
Robert P. Saltzman, Chair
Hardwick Simmons
Susan N. Story

December 14, 2009

Fiscal 2009 Bonus Formulas for Named Executive Officers

Executive Officer	Basis
Thomas A. James Chairman and Chief Executive Officer — RJF	1.0% of total Company pre-tax profits.
Jeffrey P. Julien Executive Vice President, Finance and Chief Financial Officer — RJF; Chairman, Raymond James Bank, FSB	0.3% of total Company pre-tax profits.
Chet Helck Chief Operating Officer — RJF	0.8% of total pre-tax profits of domestic PCG per PCG Contribution Report*, Raymond James Ltd., and Raymond James Investment Services; plus, participation in the Company Performance Bonus Pool.
Richard K. Riess Executive Vice President — RJF
3.5% of pre-tax profits of Eagle (excluding results of
Eagle’s money market funds) and Eagle Fund Services, Inc.;
plus, 1.75% of pre-tax profits of RJA’s Asset Management
Services division;
plus, participation in the Company Performance Bonus Pool.

Van C. Sayler Senior Vice President, Fixed Income — RJA
A portion of the pre-tax profits of RJA’s Fixed Income
department equal to:
       6.0% on the first $16 million of such profits, plus,
       3.75% on such profits exceeding $16 million;
plus, participation in the Company Performance Bonus Pool.

*	The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, primarily a credit for interest income on cash balances arising from private clients, and also includes adjustments to actual clearing costs, mutual fund revenues and expenses, credit for correspondent clearing, insurance agency and certain asset management profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.

Fiscal 2010 Bonus Formulas for Certain Executive Officers
(as Approved by the CGN&C Committee)

Executive Officer	Basis
Thomas A. James Chairman and Chief Executive Officer — RJF	0.75% of total Company pre-tax profits.
Paul C. Reilly President	0.75% of total Company pre-tax profits; Guaranteed $1.5 million per hiring letter.
Chet Helck Chief Operating Officer — RJF	0.8% of total pre-tax profits of domestic PCG per PCG Contribution Report*, Raymond James Ltd., and Raymond James Investment Services; plus, participation in the Company Performance Bonus Pool.
Richard G. Averitt, III Chairman and Chief Executive Officer — RJFS	0.85% of pre-tax profits of RJFS per PCG Contribution Report*; plus, participation in the Company Performance Bonus Pool.
Richard K. Riess Executive Vice President — RJF
3.5% of pre-tax profits of Eagle (excluding results of
Eagle’s money market funds) and Eagle Fund Services, Inc.;
plus, 1.75% of pre-tax profits of RJA’s Asset Management
Services division;
plus, participation in the Company Performance Bonus Pool.

Van C. Sayler Senior Vice President, Fixed Income — RJA
A portion of the pre-tax profits of RJA’s Fixed Income
department equal to:
      5.0% of the first $25 million of such profits, plus,
      4.0% of the next $25 million of such profits, plus,
      3.0% of such profits exceeding $50 million;
plus, participation in the Company Performance Bonus Pool.

Jeffrey E. Trocin Executive Vice President, Equity Capital Markets — RJA	5.0% of the pre-tax profits of RJA’s Equity Capital Markets, including European institutional equity sales and trading; plus, participation in the Company Performance Bonus Pool.
Dennis W. Zank President — RJA	3.0% of the pre-tax profits of RJA per PCG Contribution Report*; plus, participation in the Company Performance Bonus Pool.
Jeffrey P. Julien Executive Vice President, Finance and Chief Financial Officer — RJF; Chairman, Raymond James Bank, FSB	0.3% of total Company pre-tax profits.
Paul D. Allison President and Chief Executive Officer — RJ Ltd.
8% of the first CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
5% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
3.75% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
2.5% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
1.125% of the pre-tax profits** of RJ Ltd. exceeding CDN$40 million.

*	The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, primarily a credit for interest income on cash balances arising from private clients, and also includes adjustments to actual clearing costs, mutual fund revenues and expenses, credit for correspondent clearing, insurance agency and certain asset management profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.

**	Pre-tax profits is before interest on subordinated debt created as a result of the corporate structuring of the Goepel McDermid, Inc. acquisition.

Discretionary amounts above those resulting from the formulas set forth above may be awarded by the CGN&C Committee. Should this occur for fiscal 2010, any discretionary amount awarded will be disclosed in next year’s proxy statement.

The following table summarizes compensation earned for the fiscal years ended September 30, 2007, September 30, 2008 and September 30, 2009, respectively, for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	All Other Compensation (4)	Total
Thomas A. James	2009	$325,542	$1,925,000	$449,993	—	$50,396	$2,750,931
Chairman and CEO	2008	$322,156	$2,300,000	$639,970	—	$93,444	$3,355,570
	2007	$309,000	$3,060,000	$559,994	—	$175,376	$4,104,370

Jeffrey P. Julien	2009	$188,000	$710,000	$85,272	$57,441	$22,381	$1,063,094
Executive VP, Finance	2008	$186,000	$772,500	$65,399	$60,449	$53,488	$1,137,836
Chief Financial Officer	2007	$178,000	$832,000	$50,480	$52,230	$112,229	$1,224,939

Chet Helck	2009	$302,000	$1,000,000	$307,130	$57,441	$25,564	$1,692,135
COO	2008	$299,000	$1,428,000	$439,149	$76,862	$53,151	$2,296,162
	2007	$286,750	$1,740,000	$181,744	$136,759	$118,425	$2,463,678

Richard K. Riess	2009	$270,000	$980,000	$315,272	$146,998	$27,311	$1,739,581
Executive VP of RJF,	2008	$268,000	$1,452,000	$503,145	$81,683	$62,522	$2,367,350
CEO and Director of Eagle	2007	$259,000	$1,836,000	$207,332	$65,711	$133,555	$2,501,598

Van C. Sayler	2009	$216,000	$2,800,000	$119,105	$57,394	$19,281	$3,211,780
Senior Vice President	2008	$216,000	$1,364,000	$30,487	$60,432	$48,781	$1,719,700
Fixed Income — RJA	2007	$199,385	$475,000	$55,146	$58,946	$109,613	$898,090

(1)	Salaries for the Named Executive Officers were last increased in January 2008. The increased salaries were in effect for the last three quarters of fiscal year 2008 and all of fiscal year 2009.

(2)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.

(3)	The amounts shown in the Stock Awards and Option Awards columns represent the amount we recognized as an expense for financial statement reporting purposes in fiscal year 2009 for the fair value of equity awards granted to the Named Executive Officers in fiscal year 2009 and prior years, in accordance with SFAS

No. 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions. As a result, these amounts do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 19 of our financial statements in our Form 10-K for the fiscal year ended September 30, 2009. Under SFAS No. 123(R), equity awards to retirement-eligible employees are expensed over the period from the date of grant to the date at which an employee becomes retirement-eligible. Since Mr. James is retirement-eligible, the expense for his fiscal year 2009 equity award was recognized entirely during fiscal year 2009. For Mr. Sayler and Mr. Julien, since they are not retirement-eligible, the expense for their fiscal year 2009 equity awards will be recognized in our financial statements over the vesting period. Prior to fiscal year 2009, Mr. Riess was retirement-eligible for awards made pursuant to our 2007 Stock Bonus Plan. During fiscal year 2009, Mr. Riess became retirement-eligible for awards made pursuant to all the plans in which he participates. Mr. Helck is retirement-eligible for awards made pursuant to our 2007 Stock Bonus Plan; however, he is not retirement-eligible for awards made pursuant to any other plans in which he participates. This difference in accounting for equity awards under SFAS No. 123(R) results in variability in the expense recognized for equivalent equity awards between retirement-eligible employees and non retirement-eligible employees in the Summary Compensation Table.

(4)	All Other Compensation for fiscal year 2009 includes our contributions to defined contribution plans, dividends on unvested stock and commissions:

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution (a)	Deferred Compensation Plan Loss (a)	Dividends on Unvested Stock	Commissions	Total All Other Compensation
Thomas A. James	$2,990	$9,815	—	$30,600	($28,400)	$25,513	$9,878	$50,396
Jeffrey P. Julien	$2,990	$8,920	$750	$30,600	($24,618)	$3,636	$103	$22,381
Chet Helck	$2,990	$8,621	$750	$30,600	($29,243)	$11,391	$455	$25,564
Richard K. Riess	$2,990	$8,920	$750	$30,600	($28,660)	$12,711	—	$27,311
Van C. Sayler	$2,990	$8,770	$750	$30,600	($29,028)	$4,447	$752	$19,281

(a)	See Nonqualified Deferred Compensation table for more information.

The following table provides information on the grants of plan based awards made to each of the Named Executive Officers during the fiscal year ended September 30, 2009.

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2009

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Thomas A. James	12/5/2008	23,124	—	—	$449,993
Jeffrey P. Julien	12/5/2008	3,982	—	—	$77,490
Chet Helck	12/5/2008	11,921	—	—	$231,983
Richard K. Riess	12/5/2008	12,230	—	—	$237,996
Van C. Sayler	12/5/2008	11,099	—	—	$215,987

(1)	We grant restricted stock in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). Dividends are paid to the holders of the stock. The restricted stock vests approximately three years from the date of grant.

(2)	Options are granted every two years to key management employees (i.e., fiscal year 2008 and fiscal year 2010). See the CD&A for more information. The stock options vest approximately five years from the date of grant.

(3)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123(R) before any forfeiture adjustments. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 19 of our financial statements in our Form 10-K for the fiscal year ended September 30, 2009.

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED SEPTEMBER 30, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Thomas A. James	—	—	—	—		18,076	(2)	$420,809
	—	—	—	—		18,566	(3)	$432,216
	—	—	—	—		23,124	(4)	$538,327

Jeffrey P. Julien	3,750	11,250	$24.97	2/1/12	(5)	2,259	(2)	$52,590
	—	15,000	$30.44	1/27/14	(6)	2,552	(3)	$59,411
	—	—	—	—		3,982	(4)	$92,701

Chet Helck	3,750	11,250	$24.97	2/1/12	(5)	6,455	(2)	$150,272
	—	15,000	$30.44	1/27/14	(6)	8,993	(3)	$209,357
	—	—	—	—		11,921	(4)	$277,521

Richard K. Riess	3,750	11,250	$24.97	2/1/12	(5)	8,457	(2)	$196,879
	—	15,000	$30.44	1/27/13	(7)	9,689	(3)	$225,560
	—	—	—	—		12,230	(4)	$284,714

Van C. Sayler	3,750	11,250	$24.97	2/1/12	(5)	658	(2)	$15,318
	—	15,000	$30.44	1/27/14	(6)	725	(3)	$16,878
	—	—	—	—		11,099	(4)	$258,385

(1)	The market value of the stock awards is based on the closing market price of our common stock as of September 30, 2009, which was $23.28.

(2)	The stock award was granted on December 1, 2006 and cliff vests in approximately three years from that date.

(3)	The stock award was granted on December 7, 2007 and cliff vests in approximately three years from that date.

(4)	The stock award was granted on December 5, 2008 and cliff vests in approximately three years from that date.

(5)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 25% in four years, 25% in five years, and 25% in five years and two months from date of grant.

(6)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 1% in four years, 19% in four years and two months, and 20% in five years and two months from date of grant.

(7)	The option was granted five years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 20% in four years, and 20% in five years from date of grant.

The following table provides information, on an aggregate basis, about stock options that were exercised and restricted stock awards that vested during the fiscal year ended September 30, 2009 for each of the Named Executive Officers.

OPTION EXERCISES AND STOCK AWARDS VESTED FOR FISCAL YEAR ENDED
SEPTEMBER 30, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized On Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized On Vesting (4)
Thomas A. James	—	—	15,994	$275,257
Jeffrey P. Julien	18,000	$62,100	1,869	$32,165
Chet Helck	18,000	$62,100	5,997	$103,208
Richard K. Riess	16,200	$51,030	6,278	$108,044
Van C. Sayler	18,000	$53,460	1,599	$27,519

(1)	Total number of shares underlying the options exercised during fiscal year 2009.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of restricted shares that vested during fiscal year 2009.

(4)	The value of the shares on November 28, 2008 (the date of vesting) using the closing market price for our common stock, which was $17.21.

The table below reflects Company credits and deemed earnings (losses) thereon under two deferred compensation plans for our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Loss in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (2)
Thomas A. James	—	$30,600	($28,400)	$25,865	$818,576
Jeffrey P. Julien	—	$30,600	($24,618)	$17,001	$470,477
Chet Helck	—	$30,600	($29,243)	$25,865	$327,855
Richard K. Riess	—	$30,600	($28,660)	$25,865	$671,287
Van C. Sayler	—	$30,600	($29,028)	$25,865	$503,555

(1)	The amounts presented in these columns are included in the All Other Compensation table in footnote 4 to the Summary Compensation table.

(2)	The amounts presented in this column include previously and currently reported compensation with regards to Long Term Incentive Plan (“LTIP”) contributions made by us. The following amounts represent vested balances of the Named Executive Officers at September 30, 2009: Mr. James $695,532, Mr. Julien $311,615, Mr. Helck $177,580, Mr. Riess $548,243 and Mr. Sayler $340,042.

Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for that plan year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum, amount (for fiscal 2009, these amounts were $230,000 and $830,000, respectively). The CGN&C Committee or its designee then decides the percentage, if any, by which that compensation is multiplied to determine the amount credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the account’s allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds. The Chief Executive and Chief Financial Officers select those mutual funds each year, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death, disability or separation of service after attaining age 65. In the case of early retirement, a participant can continue to accrue vesting credit after such retirement so long as certain non-competition covenants are not violated. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death, disability or separation of service after normal retirement age and subject to certain deferral rights that must be exercised at least twelve months in advance. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

Our Deferred Management Bonus Plan (“DMBP”), which was originally adopted effective as of October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with an amount, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by RJA on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and pay the vested account balance as soon as practical after the end of the plan year in which retirement occurs after attaining age 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

TRANSACTIONS WITH RELATED PERSONS

Review of Related Person Transactions

The CGN&C Committee adopted a Related Person Transaction Approval Policy which is in writing and administered by that Committee. This policy applies to any transaction or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, our management will determine whether a transaction meets the requirements of a related person transaction requiring review by the Committee. Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve such transaction and will approve only those transactions that are in our best interest. If we become aware of an existing transaction with a related person which has not been approved under this policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision or termination of such transaction. For purposes of the policy, the term “related person” has the meaning ascribed to it in SEC regulation S-K 404(a) “Transactions with related persons, promoters and certain control persons”.

Transactions

We, in the ordinary course of our business, make bank loans to, and hold bank deposits for certain of our officers and directors and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (the “Act”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. One employee “alongside” fund is not subject to a management carried interest. In addition, certain of our directors and executive officers from time to time may invest their personal moneys in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers.

The only director, executive officer or affiliated entity who received distributions of profits earned on investments made by, and other income from, any fund from which total distributions, including return of capital invested by such directors and officers, exceeded $120,000 in fiscal 2009, was a trust affiliated with Mr. James which, in the aggregate, received $468,923, of which, $360,091 was a return of capital.

In 1998, as a retention vehicle, we extended non-recourse loan commitments to approximately 84 employees for investments in the Raymond James Employee Investment Fund I, L.P., including the following executive officers: Richard G. Averitt, Jeffrey P. Julien, Richard K. Riess, Van C. Sayler, Jeffrey E. Trocin and Dennis W. Zank. Committed loan amounts to these individuals were fully funded and ranged from $38,400 to $153,600 plus interest per person, with outstanding balances ranging from $4,053 to $16,212 at September 30, 2009. These loan balances were paid off in October 2009.

Similarly in 2001, we extended non-recourse loan commitments to approximately 75 employees for investments in Raymond James Employee Investment Fund II, L.P.; including Richard G. Averitt, Tim Eitel, Chet B. Helck, Thomas A. James, Jeffrey P. Julien, Paul L. Matecki, Van C. Sayler, Jeffrey E. Trocin and Dennis W. Zank. Committed loan amounts to these individuals have now been fully funded and ranged from $66,667 to $333,335 plus interest per person, with outstanding balances of $9,589 to $47,945 at September 30, 2009.

All of the foregoing loan commitments were entered into prior to the passage of the Act in 2002. Under the Act, we are permitted to complete the funding of those commitments.

Thomas A. and Mary James permit us to display over 1,700 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients and local schools, business groups and nonprofit organizations. In return, we bear the cost of insurance and the salaries of two staff persons who serve as curators for the collection and conduct business tours. The total cost to us for these items during fiscal 2009 was approximately $104,000.

Courtland James, a son of Thomas A. James, was our Director of Human Resources until September 14, 2009. He was paid compensation for fiscal 2009 of $260,000. He is currently assisting the newly hired Senior Vice President of Human Resources in her transition. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid compensation for fiscal 2009 of $187,422. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with RJA. He was paid compensation for fiscal 2009 of $589,931, a portion of which was an award under the LTIP that Mr. Blair elected to defer for five years.

Paul C. Reilly, our President and announced successor to Thomas A. James as Chief Executive Officer, was granted 250,000 restricted shares pursuant to his hiring letter. Those shares vest on his starting date anniversaries as follows: 30% on May 1, 2010 (or immediately in the event he does not accede to that position), 30% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014. The hiring letter provided for a $400,000 initial annual base salary and also guaranteed him a prorated $1.5 million bonus for fiscal 2009 and a $1.5 million bonus for fiscal 2010, which is payable even if his employment is terminated other than for “cause” before September 30, 2010. Like our other employees, Mr. Reilly’s employment is “at will”.

Thomas A. James has entered into an agreement with us confirming (1) the terms of his continued employment after he has retired as Chief Executive Officer and (2) the terms of his continuing service as a non-employee Chairman of the Board should he retire from our employment. As Executive Chairman of the Board, Mr. James will be paid an annual salary of $335,000, subject to normal annual adjustment as approved by the CGN&C Committee of the Board of Directors, and be eligible to participate in our annual cash bonus and associated Stock Bonus Plan in accordance with a formula approved by the CGN&C Committee. See “Fiscal 2010 Bonus Formulas for Certain Executive Officers” for the formula applicable to Mr. James for fiscal 2010. The agreement provides that, like our other employees, Mr. James is an “employee at will”. Should Mr. James retire from employment, but desire to continue to serve as the non-executive Chairman of the Board, we will request that the Board of Directors nominate him for election to the Board and elect him to serve as its Chairman so long as he is elected to the Board by the shareholders and maintains undisclaimed beneficial holdings of five percent of the outstanding shares of our stock. As compensation for his service as non-executive Chairman, Mr. James would be paid director’s fees as are paid to our independent directors, plus a Chairman’s retainer increment as determined by the CGN&C Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes stock options and restricted stock that can be issued pursuant to our stock-based compensation plans. The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, namely the Profit Sharing Plan and Employee Stock Ownership Plan as of September 30, 2009.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	3,148,205	$26.32	20,064,443	(3)
Equity compensation plans not approved by shareholders (4)	1,466,221	$23.91	1,191,450
Total	4,614,426	$25.55	21,255,893

(1)	The weighted-average exercise price does not take into account the shares issued under our restricted stock and stock bonus plans, which have no exercise price.

(2)	We have six plans that were approved by shareholders: the 1992 and 2002 Incentive Stock Option Plans, each as amended, the 2003 Employee Stock Purchase Plan, as amended, the 2005 Restricted Stock Plan, as amended, the 2007 Stock Bonus Plan, as amended, and the 2007 Stock Option Plan for Independent Contractors.

(3)	Includes 2,125,838 shares remaining available for issuance under the 2007 Stock Bonus Plan, as amended, 6,156,855 shares remaining available for issuance under the 2005 Restricted Stock Plan, as amended, and 4,226,762 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2009.

(4)	We have two non-qualified option plans that were not required to be approved by shareholders under which we will continue to grant awards.

The material features of our equity compensation plans which have not been approved by shareholders are, as required by the SEC rules, described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents which are included as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2009.

Under one of our non-qualified stock option plans, we may grant options to our outside directors. Options vest over a three-year period from grant date provided that the director is still serving on our Board. Under our second non-qualified stock option plan, we may grant options to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of our stock on the date of grant.

Our 1990 Stock Option Plan for Independent Contractors was not approved by shareholders. Options remain outstanding under the 1990 plan. Options are exercisable five years after grant date provided that the Independent Contractor Financial Advisor is still associated with us. The 1990 plan was succeeded by the 2007 Stock Option Plan for Independent Contractors which was approved by the shareholders in February 2007.

Two of our restricted stock plans were not approved by shareholders. Shares have not been issued under the 1999 Restricted Stock Plan since it was succeeded by the 2005 Restricted Stock Plan upon the shareholders’ approval of that plan in February 2005.

No additional shares will be issued under our 1999 Stock Bonus Plan. That plan was succeeded by the 2007 Stock Bonus Plan which was approved by the shareholders in February 2007. Like the 1999 Stock Bonus Plan, restricted shares are issued under the 2007 Stock Bonus Plan to most officers and certain other employees at a 10% discount in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. Operating Committee members do not receive that 10% discount.

The shares are generally restricted for a three-year period, during which time the shares are forfeitable in the event of voluntary termination. The compensation cost is recognized over the three-year vesting period based on the market value of the shares on the date of grant.

PROPOSAL 2:	TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010, and our Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Neither our By-Laws nor other governing documents or law require shareholder ratification of appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee of our Board of Directors recommended, and our Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders.

Ratification of the appointment of KPMG LLP will require that the votes cast favoring the appointment exceed the votes cast opposing it.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows information about fees paid by Raymond James Financial, Inc. to KPMG LLP related to the fiscal years indicated. All fees were approved by the Audit Committee (see discussion in the “Report of the Audit Committee of the Board of Directors”).

	2009	2008
Audit fees	$2,295,698	$1,937,992
Audit-related fees(a)	250,000	—
Tax fees(b)	37,500	137,457
All other fees(c)	38,000	8,500

(a)	Comfort Letter fees.

(b)	Tax fees include fees related to the preparation of Canadian tax returns, consultation on various Canadian tax matters, including support during income tax audit or inquiries.

(c)	Consulting fees related to reporting required by regulations and client tax reporting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3:	TO RE-APPROVE THE SENIOR MANAGEMENT INCENTIVE PLAN FOR OUR EXECUTIVE OFFICERS

In February 2005, our shareholders approved a Senior Management Incentive Plan (“SMIP”). The SMIP authorized the CGN&C Committee to approve the performance criteria for incentive compensation of our executive officers in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) sets limits on the deductibility of compensation of certain executives that is not performance based. Under the implementing regulations of Section 162(m), the SMIP must be re-approved by shareholders every five years.

Under the SMIP, the CGN&C Committee will establish performance goals for awards for certain senior executives, including our chief executive officer. The CGN&C Committee anticipates that the practice they will follow with respect to establishing performance goals, and the nature of those goals, will be consistent with the practice followed in prior years, and will be based on contributions to pre-tax profits. However, the CGN&C Committee does have the authority under the SMIP to consider other criteria, such as total shareholder return, total shareholder return compared to peers, other financial returns, attainment of cost reduction targets, success in recruitment of financial advisors, customer growth and employee satisfaction. The formulas adopted by the CGN&C Committee may include or exclude certain items such as losses from discontinued operations, extraordinary gains or losses, and foreign currency impact. The CGN&C Committee has the discretion to reduce or withhold a portion of the amount of any award as determined under the compensation formula.

The maximum amount that may be paid to any executive will not exceed $5,000,000 in any given year.

As has been true in prior years, bonus awards that exceed $275,000 will contain a component of restricted stock as follows:

Amount of Award	Percentage to be Paid in Stock
$250,000 – $499,999.00	10% of the amount in excess of $250,000, if bonus award is at least $275,000.
$500,000 – $999,999.00	15% of the amount in excess of $499,999.99.
$1,000,000 or more	20% of the amount in excess of $999,999.99.

These shares must be held for three years before they vest. Shares issued as part of awards under the SMIP will be issued under the 2007 Stock Bonus Plan as it may be amended from time to time. The CGN&C Committee may increase or decrease the portions of awards to be made in shares of our stock.

While re-approval of the SMIP will forego the need for an annual vote of shareholders with respect to proposed compensation criteria, the CGN&C Committee will continue to provide the criteria to be used for the officers likely to be in the summary compensation table in the next proxy statement. The criteria approved by the CGN&C Committee for fiscal 2010 are set out in the table above entitled “Fiscal 2010 Bonus Formulas for Certain Executive Officers (as Approved by the CGN&C Committee)” and will be implemented by the CGN&C Committee if the SMIP is approved.

The Board of Directors can amend the provisions of the SMIP from time to time, except for changes to the material terms of the SMIP, consisting of the business criteria for awards, the maximum amount payable under the SMIP, and the eligible employees under the SMIP. Those excepted changes must be approved by our shareholders.

A copy of the SMIP is annexed to this proxy statement as Appendix A.

Re-approval of the SMIP will require that the votes cast favoring the re-approval exceed the votes cast opposing it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Proposals which shareholders intend to present at the 2011 Annual Meeting of Shareholders must be received by our Secretary no later than September 2, 2010 to be eligible for inclusion in the proxy material for that meeting or otherwise submitted at the meeting.

Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Paul L. Matecki, Secretary
December 31, 2009

APPENDIX A

RAYMOND JAMES FINANCIAL, INC.
SENIOR MANAGEMENT INCENTIVE PLAN

ARTICLE I

Purpose of the Plan

1.1  The purpose of the Senior Management Incentive Plan (the “Plan”) of Raymond James Financial, Inc. (the “Company”) is to advance the interests of the Company by providing senior management and other key executives of the Company and its Subsidiaries (defined below) with additional incentive to promote the success of the business, increase their vested interest in the success of the Company, and encourage them to remain employees, through the making of certain incentive cash and stock bonus awards (“awards”) linked to performance goals. The Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, as amended.

ARTICLE II

Administration of the Plan

2.1  The Plan shall be administered and interpreted by the Corporate Governance, Nominating and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). Members of the Committee shall not be eligible to participate in the Plan.

2.2  The Committee shall have full authority to make or withhold awards, to construe and interpret the terms and provisions of the Plan and any award made hereunder, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan.

2.3  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any award made hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect.

2.4  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Board or the Committee arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

2.5  No member of the Board, no employee of the Company and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Committee may consult with legal counsel, who may be internal counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

2.6  For purposes of this Plan, “Subsidiaries” shall mean such subsidiaries of the Company, 80 percent or more of the voting capital stock of which is owned, directly or indirectly, by the Company.

ARTICLE III

Eligibility

3.1  Eligible employees include employees of the Company and the Subsidiaries who are members of senior management and other executive officers and other key employees. “Participants” shall mean all such eligible employees designated by the Committee.

3.2  A Participant who ceases to be employed by the Company or a Subsidiary by reason of:

(i)  death,

(ii)  disability, or

(iii)  retirement,

shall be eligible for an award (or portion thereof) for the fiscal year in which the death, disability, or retirement occurs, only if and to the extent the goals determined in accordance with Article IV have been met and if the Committee shall decide, in its sole discretion, to make such an award; provided, however, that the award shall be for the portion of the year the Participant was employed, determined by multiplying the final award by a fraction, the numerator of which is the number of months the Participant was employed and the denominator of which is 12.

For purposes of this Agreement, the term “disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death, or which has lasted, or can be expected to last, for a continuous period of not less than 12 months and renders the Participant unable to engage in any substantial gainful activity.

For Purposes of this Agreement, “retirement” shall refer to termination of employment by a Participant:

(i)  at age 65, or

(ii)  at age 60 with at least five years of service, or

(iii)  at age 55 with sufficient years of service so that age plus years of service equals at least 75.

3.3  A Participant who ceases to be employed by the Company or a subsidiary for any reason other than those set forth in Section 3.2 above shall not be eligible for an award with respect to the fiscal year in which employment was terminated. For the purposes of this Section, it shall not be considered a termination of employment when a Participant is transferred from the Company or a Subsidiary to another Subsidiary or to the Company or to any affiliate as defined in Section 414 of the Internal Revenue Code of 1986, as amended.

ARTICLE IV

Awards Under the Plan

4.1  For each fiscal year, the Committee may establish a performance threshold based on one or more of the performance goals set forth in Section 4.3 which must be attained in order for any awards to be paid.

4.2  No later than 90 days after the commencement of each fiscal year, the Committee shall establish individual incentive targets for awards under the Plan and shall establish performance goals relating to (a) financial performance based on one or more of the performance goals set forth in Section 4.3, and (b) individual performance during that fiscal year.

4.3  For purposes of Sections 4.1 and 4.2, the performance goals shall be primarily based on the pre-tax income of the business unit for which the employee is responsible (which, in the case of the Chief Executive Officer, shall be the Company); however the Committee may also consider such factors as total shareholder return, total shareholder return relative to peers, financial returns (including without limitation, return on assets, return on equity and return on investment), cost reduction targets, success in recruitment of financial advisors, customer growth and employee satisfaction. The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesigns, structural changes/outsourcing or foreign currency impact.

4.4  Promptly after the end of a fiscal year, the Committee shall determine the extent to which performance goals for that fiscal year have been achieved and shall determine the allocation of individual awards to Participants, with the amount determined under Section 4.2 above; a portion of such amount may be reduced or withheld by the Committee in its discretion.

4.5  The Committee shall review and, in its discretion, shall certify the achievement of the applicable financial performance goals and the individual performance goals of each executive officer of the Company who is a Participant, including the Chief Executive Officer of the Company.

4.6  Bonus awards that exceed the amounts set forth below shall be paid, in part, in the form of shares of the Company’s common stock, $.01 par value, as follows:

Portion of Bonus Award	Percentage that portion to be Paid in Stock
$250,000.00 – $499,999.00	10% of the amount in excess of $250,000, if bonus award is at least $275,000.
$500,000.00 – $999,999.00	15% of the amount in excess of $499,999.99.
$1 million or more	20% of the amount in excess of $999,999.99.

The Committee may from time to time increase or decrease the percentage of the awards to be paid in shares of the Company’s common stock.

Shares issued as part of awards pursuant to this Plan shall be issued pursuant to (including any applicable discount), and shall be subject to the restrictions set forth in, the 2007 Raymond James Stock Bonus Plan as it may be amended from time to time.

4.7  The Committee may, but need not, pay out the full amount of the incentive pool for any fiscal year. Any reduction of any award to an executive officer will not result in an increase in the amount payable to another executive officer.

4.8  Each award made under the Plan shall be paid or allocated no later than two and one-half months following the close of the fiscal year, except as provided in Article V. However, a Participant may defer payment of his award pursuant to any Company earnings deferral plan.

4.9  In the event of the death of a Participant after the making of the award, and if eligible for payment under the Company’s policies, payment shall be made to such beneficiary or beneficiaries as the Participant shall have previously designated in writing. Such designation shall not be effective unless filed with the Company. If there is no effective designation of a beneficiary at the time of the Participant’s death, or in the event that the designated person or persons shall predecease such Participant, any such award payable shall be made to the Participant’s estate.

4.10  The amount paid to any employee with respect to any annual award shall not exceed $5,000,000.

ARTICLE V

Amendment or Termination of the Plan

5.1  Subject to the provisions of Section 6.10 below, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that any such amendment, suspension or termination may not, without a Participant’s consent, adversely affect any award previously made to him/her under the Plan.

ARTICLE VI

Miscellaneous

6.1  No person shall have any claim or right to be made an award under the Plan, and neither this Plan, the establishment of any goals or standards nor the making of an award under this Plan shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his employment at any time.

6.2  Except by will or the laws of descent and distribution, no right or interest in any award made under this Plan shall be assignable or transferable, and no right or interest of any Participant hereunder shall be subject to any lien, obligation or liability of such Participant.

6.3  The Company will bear all expenses incurred in administering this Plan.

6.4  This Plan and the obligations of the Company hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required. The Board may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Code, or any other laws or regulations of any Federal, state, local or foreign government.

6.5  The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld or any amount owed by the Participant to the Company or any Subsidiary.

6.6  No assets shall be segregated or earmarked in respect of any award hereunder and no Participant shall have any right to assign, transfer, pledge or hypothecate his interest, or any portion thereof, in his award. The Plan and the making of awards hereunder shall not constitute a trust.

6.7  This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws).

6.8  Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The references to Articles of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

6.9  This Plan shall be known as “Senior Management Incentive Plan.”

6.10  The material terms of the Plan, consisting of the business criteria, maximum amount, and eligible employees, shall be subject to the approval of the Company’s stockholders before payments may be made.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Raymond James Financial, Inc.

INTERNET http://www.proxyvoting.com/rjf

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
64458

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				FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1.

TO ELECT 10 DIRECTORS: To hold office until the next annual meeting. (Shareholders may vote for or withhold their vote from all nominees as a group, or vote for or withhold their vote from the individual nominees.)

				☐	☐	☐

	Nominees:

	01	Shelley G. Broader	06	Paul C. Reilly
	02	Francis S. Godbold	07	Robert P. Saltzman
	03	H. William Habermeyer, Jr.	08	Kenneth A. Shields
	04	Chet Helck	09	Hardwick Simmons
	05	Thomas A. James	10	Susan N. Story

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee's name in the space provided below.)
	*Exceptions

		Please mark your votes as indicated in this example		☒

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐

3.	To re-approve the Senior Management Incentive Plan for Company executive officers.	☐	☐	☐

This Proxy is authorized to vote in accordance with his judgment upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature _______________________________ Signature _____________________________ Date _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.raymondjames.com/about/shareholders_meeting.htm

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PROXY RAYMOND JAMES FINANCIAL, INC. 880 CARILLON PARKWAY, ST. PETERSBURG, FL 33716 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby revokes any proxy previously granted and appoints Thomas A. James and Paul C. Reilly, or either of them as Proxy, each with the power to appoint his substitute, and hereby authorizes either to represent and to vote as designated herein, all the shares of Common Stock of Raymond James Financial, Inc. held of record by the undersigned on December 11, 2009 at the annual meeting of shareholders to be held on February 18, 2010, or any adjournment thereof. This proxy when executed, will be voted in the manner directed herein by the undersigned shareholder. Any executed but unmarked proxies will be voted in favor of proposals 1, 2, and 3.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 64458